Exhibit 99.1
Virgin Media Reports Selected 2014 Results

Strong Financial Performance with Record Quarterly Cable Customer Growth and Delivery of Integration Synergies

London, England - February 13, 2015. Virgin Media Inc. (“Virgin Media” or the “Company”), the leading cable operator in the United Kingdom (“U.K.”), today provides selected, preliminary unaudited operating and financial information for the three months (“Q4”) and full-year ended December 31, 2014 ("FY"), as compared to the results for the same periods last year, unless otherwise noted:1

Operating and financial performance:*

•	Strong operating performance and passed landmark of 5 million cable customers

◦	Best ever quarterly organic cable customer[2] net adds of 44,000 in Q4 and 77,000 in 2014

◦	Record low customer churn[3] of 14.6%, down from 15.3% in Q4 2013

◦	201,000 organic RGU[4] additions in 2014, including 113,000 in Q4, a quarterly record since acquisition by Liberty Global

•	Increased postpaid mobile subscriber base by 36,000 in Q4 and 230,000 in 2014

•	Revenue up 4% to £1,069 million in Q4 and FY rebased[5] revenue growth of 3% to £4,214 million

◦	Cable subscription revenue growth of 4% in Q4 and 3% in 2014

◦	Mobile subscription revenue up 9% in both Q4 and 2014

◦	Business revenue increased 9% in Q4 and 5% on a rebased basis in 2014

•	Q4 OCF[6] up 11% to £470 million, contributing to 2014 rebased OCF growth of 7% to £1,827 million

◦	Partly driven by substantial integration synergies, which are tracking ahead of schedule

•	Operating income increased by 41% to £220 million in 2014, including £88 million in Q4

•	Property and equipment additions[7] as a percentage of revenue were 21% in Q4 and 2014

•
Completed £621 million equivalent refinancing in October 2014, and raised £914 million equivalent notes in January 2015 to fund the intragroup acquisition of a controlling interest in UPC Broadband Ireland Ltd. ("UPC Ireland") from UPC Holding B.V.

•	Growth initiatives underway to support future financial and operational performance

◦	Major network extension to reach approximately 4 million more homes and businesses from 2015 through 2020

◦	Product enhancements underpinning an average price increase of 5.9% in February 2015

◦	New split-contracts mobile proposition enables further growth with high-end handsets

◦	Increased focus on new small office/home office ("SOHO") and small and medium enterprise ("SME") propositions to meet the needs of these under-served markets

________________________________

* For definitions and reconciliations of certain financial and subscriber metrics, please see pages 10-13. The full-year 2013 figures in this release combine amounts from “Predecessor” and “Successor” Periods. The combination of Predecessor and Successor periods is not permitted by generally accepted accounting principles in the United States (“GAAP”) and has not been prepared with a view towards complying with Article 11 of Regulation S-X. For further details concerning the Predecessor and Successor Periods, see page 10 and for additional information, see note 1 on page 11.

Virgin Media Operating Statistics Summary*

	As of and for the three months ended December 31,
	2014	2013
CABLE

Footprint
Homes Passed[8]	12,627,400	12,520,100
Two-way Homes Passed[9]	12,598,400	12,520,100

Revenue Generating Units (RGUs)
Television[10]	3,760,300	3,749,600
Internet[11]	4,536,600	4,375,700
Telephony[12]	4,216,600	4,136,400
Total RGUs	12,513,500	12,261,700

Q4 RGU net additions (losses)
Television	21,500	1,000
Internet	58,700	39,100
Telephony	33,100	(4,300)
Total Organic RGU net additions	113,300	35,800
Adjustment for SOHO RGUs[13]	36,100	—
Total RGU net additions	149,400	35,800

Customer Relationships
Customer Relationships	5,016,500	4,908,500

Q4 Organic Customer Relationship net additions	44,200	20,300
Q4 Adjustment for SOHO Customer Relationships[13]	24,800	—
Total Customer Relationship net additions	69,000	20,300

Q4 Average Monthly Revenue per Customer Relationship "ARPU"[14]	£49.36	£48.21
RGUs per Customer Relationship	2.49	2.50

Customer Bundling
Single-Play	16.5%	15.9%
Double-Play	17.6%	18.5%
Triple-Play	65.9%	65.7%

Quad-Play[15]	17.0%	16.3%

MOBILE

Mobile Subscribers
Postpaid[16]	2,109,400	1,879,100
Prepaid[17]	943,600	1,111,100
Total Mobile subscribers	3,053,000	2,990,200

Q4 Postpaid net organic additions[18]	35,900	59,100
Q4 Prepaid net organic losses[18]	(42,500)	(60,900)
Total Mobile net organic losses	(6,600)	(1,800)

Q4 Average Monthly Revenue per Mobile Subscriber[19]
Excluding interconnect revenue	£13.55	£12.67
Including interconnect revenue	£15.73	£14.97
__________________
* For footnote disclosure, please refer to pages 11-13.

Operational Performance

Cable customer growth driven by low churn and demand for advanced services

In Q4 of 2014, we achieved the highest ever quarterly organic customer growth since Virgin Media was formed in 2007. Subscriber retention initiatives during 2014, and the improvement in our value proposition following the launch of our Big Bundles, resulted in our lowest annual customer churn of 14.6%. Both factors have driven record levels of customer satisfaction and advocacy. The majority of our 44,000 organic cable customer additions in the quarter joined as triple-play customers. For the full year, we gained 77,000 organic customer additions, an increase from 19,000 that we organically added during 2013. Including nonorganic adjustments, total cable customer additions for 2014 were 108,000, taking us past the 5 million customer mark. Our triple-play penetration is now 66% and our Q4 ARPU increased by £1.15 or 2% year-over-year to £49.36.

We have seen growth across all consumer products driven by demand for our Big Bundles. Our internet subscriber base increased by 142,000 in 2014, including 59,000 in Q4. We have seen particularly strong demand for our 100 Mbps and 152 Mbps broadband speeds, which are not widely achievable on the main alternative network. The number of customers taking 100 Mbps and faster speeds has grown by a million during 2014 to 1.3 million, and now represents 28% of our total internet subscribers. Television performance also improved significantly with a 22,000 subscriber gain in Q4 and 7,000 additions in 2014, compared to a 41,000 loss in 2013. Our advanced TV service, TiVo, continued to gain traction as we added 583,000 subscribers during 2014, including 143,000 in Q4. By year end, the proportion of our television customers with TiVo increased to 68% or 2.5 million subscribers. Finally, our telephony subscriber numbers increased following initiatives to improve customer understanding of the value that the home phone provides in the bundle. The 52,000 telephony RGU additions for the full year was a significant improvement compared to a loss of 43,000 telephony subscribers in 2013.

Network extension programme targeting four million new homes and businesses to drive accretive growth

Currently 12.6 million homes in the U.K. have access to our attractive product bundles, including ultrafast broadband speeds and a superior video service. In order to achieve what we believe will be attractive returns, we plan to undertake a network extension programme pursuant to which we may connect up to an estimated four million additional homes and businesses to our broadband communications network from 2015 through 2020 (the U.K. Network Extension), thereby enabling these incremental homes to subscribe to our market-leading services. These additional premises were identified through a detailed review of our existing network that highlighted an opportunity to drive further scale by targeting accretive network extensions. The U.K. Network Extension will be completed in phases and will initially focus on the most accretive expansion opportunities. Depending on a variety of factors, including the financial and operational results of the earlier phases of the programme, the U.K. Network Extension may be modified or cancelled at our discretion.
Assuming the full completion of the U.K. Network Extension, we estimate that we will incur total incremental property and equipment additions ranging from approximately £2.9 billion to £3.1 billion from 2015 through 2020, including expenditures related to (i) the build-out of our network, which we estimate will account for approximately 80% of our total investment, and (ii) the purchase and installation of related customer premises equipment.
We expect that these expenditures will be predominantly funded through debt financing and will positively impact our organic revenue and operating cash flow growth, with meaningful and escalating benefits beginning in 2017. The U.K. Network Extension will also increase the percentage of revenue represented by our aggregate consolidated property and equipment additions over this time frame. Including the full estimated impact of the U.K. Network Extension, the inclusion of UPC Ireland and assuming no changes to our current long-range capital plan, we expect that our aggregate consolidated property and equipment additions as a percentage of our revenue will range from (1) 21% to 23% during 2015 and (2) 25% to 28% during the period from 2016 through 2020.
Mobile growth stimulated by strategic focus on cross-selling to our cable customers

Our total mobile subscriber base grew by 63,000 in 2014, as compared to a 7,000 loss in 2013. Of our 3.1 million mobile subscribers, 69% took postpaid contracts, as compared to 63% at the end of 2013. This increase was driven by our strategic focus on cross-selling postpaid mobile services to our cable customers and resulted in the addition of 139,000 postpaid mobile SIMs into this customer base during 2014. At the end of 2014, we had nearly 1 million cable customers subscribing to 1.4 million postpaid mobile SIMs and quad-play penetration of 17.0%. Annual cable customer churn in quad-play homes is in the mid-single digit range, which is materially lower than our average cable customer churn.

In November, we launched a new "Freestyle" mobile proposition. This is available on a range of premium handsets and offers customers increased flexibility to change their airtime tariff or handset at any time, through the use of separate contracts for the airtime and mobile handset. At the same time, we also refreshed all postpaid mobile tariffs, repositioning our postpaid offering to increase our ability to compete more effectively in the high-end of the mobile market. By the end of 2014, 23,000 mobile subscribers had taken the Freestyle proposition.

Growth in business reflects strong demand for data

We delivered 9% business revenue growth in Q4 and 5% rebased business revenue growth in full-year 2014. We have seen momentum build throughout the year driven by strong growth in data revenue, as we install customers and secure new contracts. We believe that there is a significant growth opportunity within the SOHO and SME markets. To leverage this, we have a range of propositions tailored to address the digital requirements of these customers, and more recently have restructured our sales team to better target these under-served markets effectively.

Financial Summary

The following tables reflect preliminary unaudited selected financial results for the three months and year ended December 31, 2014 and 2013. The figures for the year ended December 31, 2013 combine amounts from "Predecessor" and "Successor" Periods. For additional information, see page 10 and note 1 on page 11.

	Three months ended December 31,		Increase (decrease)		Increase (decrease)
	2014	2013	£	%	Rebased %
	in millions, except % amounts

Revenue:
Subscription revenue:
Television	£237.6	£248.1	£(10.5)	(4.2)	(4.3)
Internet	267.7	222.4	45.3	20.4	20.3
Telephony	234.2	241.6	(7.4)	(3.1)	(3.2)
Cable subscription revenue	739.5	712.1	27.4	3.8	3.7
Mobile	124.3	113.7	10.6	9.3	9.3
Total subscription revenue	863.8	825.8	38.0	4.6	4.5
Business	157.1	144.3	12.8	8.9	8.8
Other	48.3	58.3	(10.0)	(17.2)	(17.3)
Total revenue	£1,069.2	£1,028.4	£40.8	4.0	3.9

OCF	£470.0	£424.0	£46.0	10.8	10.8
Property & equipment additions	£226.5	£206.9	£19.6	9.5

% of revenue
OCF	44.0%	41.2%
Property and equipment additions	21.2%	20.1%

	Year ended December 31,		Increase (decrease)		Increase (decrease)
	2014	2013	£	%	Rebased %
	in millions, except % amounts

Revenue:
Subscription revenue:
Television	£955.5	£976.7	£(21.2)	(2.2)	(2.2)
Internet	1,023.9	873.1	150.8	17.3	17.2
Telephony	949.0	981.3	(32.3)	(3.3)	(3.4)
Cable subscription revenue	2,928.4	2,831.1	97.3	3.4	3.3
Mobile	479.9	440.3	39.6	9.0	9.0
Total subscription revenue	3,408.3	3,271.4	136.9	4.2	4.1
Business	616.0	601.8	14.2	2.4	4.7
Other	189.9	247.2	(57.3)	(23.2)	(23.3)
Total revenue	£4,214.2	£4,120.4	£93.8	2.3	2.5

OCF	£1,827.2	£1,694.7	£132.5	7.8	7.3
Property & equipment additions	£870.0	£867.6	£2.4	0.3

% of revenue
OCF	43.4%	41.1%
Property and equipment additions	20.6%	21.1%

Financial Results

Total revenue grew by 4% in Q4 to £1,069 million and 3% on a rebased basis in 2014 to £4,214 million. The principal driver of this growth was cable subscription revenue, which grew 4% in Q4 and 3% in 2014, due primarily to our cable price rise in February 2014 and an increase in subscribers. These factors more than offset lower chargeable telephony usage and a £29 million decline in 2014 resulting from the previously noted VAT legislation change on May 1, 2014.20

Mobile subscription revenue was up 9% in Q4 and 2014. This strong performance reflects the increase in postpaid subscribers and an improvement in customer mix resulting from an increase in the proportion of postpaid subscribers who are subscribing to higher-end tariffs. These factors were offset in part by a decline in the prepaid customer base and lower chargeable usage due to a shift to more inclusive and unlimited usage bundles.

Q4 and 2014 rebased business revenue was up 9% and 5%, respectively. The key driver of this strong performance was growth in data revenue, which has benefited from higher data volumes following contract wins in 2013 and 2014 and increased amortisation of deferred upfront fees. The amortisation of deferred upfront fees contributed £6 million of revenue in Q4, an increase of £4 million compared to Q4 2013. In addition, the amortisation of deferred business revenue is accounting for £11 million of the rebased increase from 2013 to 2014 in our total business revenue. The growth has been offset in part by declines in voice revenue, including the impact of lower regulated outbound termination rates.

Other revenue decreased by £57 million or 23% in 2014 with a £10 million or 17% decline in Q4. These decreases were mainly attributable to lower interconnect revenue due to regulated reductions in fixed and mobile outbound termination rates in February 2014 and April 2013, respectively, and reductions in our non-cable (DSL reseller) service revenue of £18 million in 2014 and £4 million in Q4. During the quarter, we agreed to the sale of our non-cable operations. Full customer migration is expected by April 2015, so thereafter headwinds in Other revenue are expected to reduce. The decline in Other revenue was partially offset by growth in equipment revenue of £7 million from Freestyle contracts.21 Under our Freestyle proposition, we generally recognise the full sales price for the mobile handset upon delivery, regardless of whether the sales price is received upfront or in instalments.

On a rebased basis, OCF increased by 7% to £1,827 million in 2014 and by 11% to £470 million in Q4. Q4 and 2014 OCF increased due to the aforementioned revenue growth, robust cost controls and delivery of a substantial portion of the Virgin Media OCF synergies from the integration with Liberty Global. Full-year OCF includes a £25 million net benefit from a reduction in local authority charges for network infrastructure, including a recurring benefit of approximately £4 million during Q4. The full year benefit from the reduction in network infrastructure charges was more than offset by the aforementioned VAT legislation change. Our Q4 OCF margin has improved from 41% in Q4 2013 to 44% in Q4 2014, whilst our OCF margin for the full year improved from 41% in 2013 to 43% in 2014.

Looking ahead, our year-over-year growth rates in 2015 will be affected by the VAT legislation change and the reduction in network infrastructure charges until the anniversary of these events. In addition, the VAT applicable to certain components of our operations increased as of January 1, 2015. As compared to 2014 levels, this is expected to result in increases in annual VAT payments ranging from approximately £30 million to £35 million and will affect ARPU, revenue and OCF. Taking all of these and other factors into account and adjusting for the expected OCF growth of UPC Ireland, we are confident that we will deliver rebased mid-single digit OCF growth in 2015.

Property and equipment additions were in line with the prior year, with a decrease in customer premises equipment that was more than offset by increased investment in support capital.* Expenditure on support capital in 2014 increased 20% year-over-year, primarily due to our investment in a new mobile IT system as part of the transition to a full-MVNO. Our Q4 spend was higher year-over-year reflecting the phasing of spend on this new mobile IT system. Property and equipment additions as a percentage of revenue increased from 20.1% in Q4 2013 to 21.2% in Q4, however, we reported a 50 basis point year-over-year improvement to 20.6% for the full-year ended 2014, as compared to 2013.

__________________
* For additional information on how our property and equipment additions reconcile to our capital expenditures as reported in our consolidated cash flow statements, please see page 11.

Capital Resources

The following table details the sterling equivalent of the carrying value of our consolidated third-party debt and cash and cash equivalents as of the dates indicated:

	December 31,	September 30,
	2014	2014
	in millions
Senior Credit Facility
Term Loan A (LIBOR + 325 bps) due 2019	£375.0	£375.0
Term Loan B (LIBOR + 275 bps) due 2020	1,761.1	1,691.5
Term Loan D (LIBOR + 325 bps) due 2022	99.8	99.8
Term Loan E (LIBOR + 350 bps) due 2023	847.4	847.3
Revolving Credit Facility	—	—
Total Senior Credit Facility	3,083.3	3,013.6

Senior Secured Notes
6.00% GBP Senior Secured Notes due 2021	1,100.0	1,100.0
5.375% USD Senior Secured Notes due 2021	641.8	616.5
5.50% GBP Senior Secured Notes due 2021	636.8	637.2
5.25% USD Senior Secured Notes due 2021	295.3	284.0
5.50% USD Senior Secured Notes due 2025	272.8	262.0
5.50% GBP Senior Secured Notes due 2025	430.0	430.0
6.25% GBP Senior Secured Notes due 2029	403.0	403.0
Total Senior Secured Notes	3,779.7	3,732.7

Senior Notes
8.875% GBP Senior Notes due 2019	—	274.3
8.375% USD Senior Notes due 2019	—	339.3
7.00% GBP Senior Notes due 2023	250.0	250.0
6.375% USD Senior Notes due 2023	340.1	326.8
5.25% USD Senior Notes due 2022	61.5	59.1
4.875% USD Senior Notes due 2022	76.7	73.7
5.125% GBP Senior Notes due 2022	44.5	44.5
6.00% USD Senior Notes due 2024	320.9	—
6.375% GBP Senior Notes due 2024	300.0	—
Total Senior Notes	1,393.7	1,367.7

6.50% USD Convertible Senior Notes due 2016	36.5	35.1
Capital Leases	163.8	184.3
Vendor Financing	225.8	128.8
Total third-party debt (including current portion)	8,682.8	8,462.2

Cash and cash equivalents	(35.1)	(30.8)
Net third-party debt[22]	£8,647.7	£8,431.4

Exchange rate ($ to £)	$1.5581	$1.6220

At December 31, 2014, we had total third-party debt of £8.6 billion and cash and cash equivalents of £35 million. As compared to the end of third quarter of 2014, our third-party debt increased by £216 million, mainly due to exchange rate movements and a higher level of vendor financing activities. We use derivative instruments to synthetically convert our U.S. dollar debt to British pound sterling debt and to fix our variable interest rates.

As of quarter-end, we had maximum undrawn commitments of £660 million under the revolving credit facility of our Senior Credit Facility. When the December 31, 2014 compliance reporting requirements are completed and after adjusting for the January 2015 financing as described below, we anticipate the full £660 million will be available.

The Senior Credit Facility requires the Virgin Media borrower group to maintain a Senior Net Debt Leverage ratio of no more than 4.25x and a Total Net Debt Leverage ratio of no more than 5.50x. Subject to the completion of our fourth quarter bank reporting requirements, our Senior Net Debt Leverage ratio was 3.71x and our Total Net Debt Leverage ratio was 4.44x,23 each as defined and calculated in accordance with our Senior Credit Facility.

In October 2014, we completed the refinancings of our 8.375% USD senior notes due 2019 and our 8.875% GBP senior notes due 2019. These notes were redeemed using the proceeds from the issue of $500 million (£320.9 million) aggregate principal amount of 6.0% senior notes due 2024 and £300 million aggregate principal amount of 6.375% senior notes due 2024.

Subsequent to year end, we issued £300 million aggregate principal amount of 5.125% senior secured notes due 2025, $400 million (£256.7 million) aggregate principal amount of 5.75% senior notes due 2025 and €460 million (£357.2 million) aggregate principal amount of 4.5% senior notes due 2025 to finance the intragroup acquisition of a controlling interest in UPC Ireland from UPC Holding B.V. This transaction closed on February 12, 2015. Beginning with our Q1 2015 report, we will include UPC Ireland in our consolidated financial statements retrospectively to June 7, 2013, the date that we and UPC Ireland first came under the common control of Liberty Global.

Following these financing activities, the average tenor of our third-party debt is now approximately 8 years and our fully-swapped debt borrowing cost is 5.5%.24

About Virgin Media
Virgin Media is the first provider of all four broadband, TV, mobile phone and home phone services in the U.K. The Company’s cable network - the result of multi-billion pound private investment - delivers ultrafast broadband to approximately half of all U.K. homes, with speeds of up to 152 Mbps, as well as market-leading connectivity to thousands of public and private sector organisations across the country.

Virgin Media has developed the U.K.’s most advanced interactive television service, and was the first to offer HD TV and access to connected services through the set-top box to millions of British households. It also launched the world’s first virtual mobile network and is one of the largest fixed-line home phone providers in the country. For more information, go to www.virginmedia.com.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global’s market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at December 31, 2014. In addition, Liberty Global served 5 million mobile subscribers across nine countries at year-end 2014.

Liberty Global’s consumer brands include Virgin Media, UPC, Ziggo, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global’s operations also include Liberty Global Business Services, its commercial division, and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com.

Disclaimer
This investor release contains forward-looking statements, including statements with respect to our expected strategy and future growth prospects, including our expectations for OCF growth in 2015, our planned network extension and the costs, benefits and impacts related thereto, new mobile, SOHO and SME propositions, the percentage of revenue represented by our property and equipment additions, the impact of certain legislative changes, the tenor or our third-party debt and our anticipated borrowing capacity, and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers, the effects of changes in laws or regulation, general economic factors, our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions, our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire, the availability of attractive programming for our digital video services and the costs associated with such programming, our ability to achieve forecasted financial and operating targets, the outcome of any pending or threatened litigation, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, equipment, software and services, as well as other factors detailed from time to time in our annual and quarterly reports, and Liberty Global's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2014. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Details

Investor Relations - Virgin Media		Corporate Communications - Virgin Media
Vani Bassi	+44 125 675 2347	Gareth Mead	+44 333 000 2584

Investor Relations - Liberty Global
Oskar Nooij	+1 303 220 4218
Christian Fangmann	+49 221 8462 5151
John Rea	+1 303 220 4238

Successor and Predecessor Periods - Combining Schedules

The financial results for the Predecessor Period and the Successor Period have been combined in order to provide a more meaningful basis for comparing the results of operations in this press release. The combination of Predecessor and Successor periods does not comply with GAAP and has not been prepared in compliance with Article 11 of Regulation S-X. The table below reflects the combination of the Predecessor Period from January 1, 2013 to June 7, 2013 and the Successor Period from June 8, 2013 to December 31, 2013.

Year Ended December 31, 2013	Successor	Predecessor	Combined
	Period from June 8 to December 31, 2013(20)	Period from January 1 to June 7, 2013	Year ended December 31, 2013
		in millions
Revenue:
Subscription revenue:
Television	£553.1	£423.6	£976.7
Internet	495.3	377.8	873.1
Telephony	548.1	433.2	981.3
Cable subscription revenue	1,596.5	1,234.6	2,831.1
Mobile	252.8	187.5	440.3
Total subscription revenue	1,849.3	1,422.1	3,271.4
Business	326.8	275.0	601.8
Other	134.1	113.1	247.2
Total revenue	2,310.2	1,810.2	4,120.4

OCF	963.9	730.8	1,694.7
Property and equipment additions	478.2	389.4	867.6
Capital expenditures	418.9	313.4	732.3

OCF Reconciliation
OCF	963.9	730.8	1,694.7
Share-based compensation expense	(85.5)	(22.1)	(107.6)
Depreciation and amortisation	(910.2)	(432.8)	(1,343.0)
Impairment, restructuring and other operating items, net	(36.5)	(51.2)	(87.7)
Operating income (loss)	£(68.3)	£224.7	£156.4

OCF Reconciliation

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	in millions
OCF	£470.0	£424.0	£1,827.2	£1,694.7
Share-based compensation expense	(6.3)	(22.8)	(33.8)	(107.6)
Depreciation and amortisation	(373.0)	(406.0)	(1,555.9)	(1,343.0)
Impairment, restructuring and other operating items, net	(3.1)	(9.5)	(17.4)	(87.7)
Operating income (loss)	£87.6	£(14.3)	£220.1	£156.4

Property and Equipment Additions

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	in millions

Customer premises equipment	£60.5	£62.0	£293.2	£322.6
Scalable infrastructure	46.9	43.6	172.2	175.3
Line extensions	32.2	26.9	102.7	98.8
Upgrade/rebuild	22.9	26.6	99.2	101.4
Support capital	64.0	47.8	202.7	169.5
Property and equipment additions	226.5	206.9	870.0	867.6
Assets acquired under capital leases	(0.9)	(6.4)	(28.7)	(93.0)
Assets acquired under capital-related vendor financing arrangements	(86.1)	(34.8)	(219.3)	(34.8)
Changes in liabilities related to capital expenditures	4.0	2.7	(18.0)	(7.5)
Total capital expenditures	£143.5	£168.4	£604.0	£732.3

% of revenue
Property and equipment additions	21.2%	20.1%	20.6%	21.1%

Notes
______________________________
Virgin Media is a wholly-owned subsidiary of Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB and LBTYK). The financial information contained herein is preliminary and subject to change. A copy of this investor release is available on the websites of Virgin Media (www.virginmedia.com) and Liberty Global (www.libertyglobal.com). In addition, Virgin Media's audited consolidated financial statements and accompanying notes for the year ended December 31, 2014 are expected to be available on the Virgin Media and Liberty Global websites before the end of March 2015.

(1)
Virgin Media became a wholly-owned subsidiary of Liberty Global as a result of a series of mergers that were completed on June 7, 2013 (the “Liberty Global Transaction”), pursuant to which Liberty Global became the publicly-held parent company of the successors by merger of the predecessor to Virgin Media (“Old Virgin Media”) and Liberty Global, Inc. (the predecessor to Liberty Global).

As a result of Liberty Global’s push-down of its investment basis in Virgin Media arising from the Liberty Global Transaction, a new basis of accounting was created on June 7, 2013. In this release, the results of operations and cash flows of Old Virgin Media for the periods ended on or prior to June 7, 2013 are referred to herein as “Predecessor” consolidated financial information and the results of operations and cash flows of Virgin Media for periods beginning on June 8, 2013 and the financial position of Virgin Media as of June 7, 2013 and subsequent balance sheet dates are referred to herein as “Successor” consolidated financial information. The most significant effect of the Liberty Global Transaction on our results for the Successor Period is an increase in depreciation and amortisation expense as a result of the application of acquisition accounting. In order to provide a more meaningful basis for comparing the results of operations for the year ended December 31, 2014 to those of the corresponding prior year, we have presented financial information for the year ended December 31, 2013 that reflects the combination of the results for the 2013 Predecessor and Successor Periods. The combination of Predecessor and Successor Periods is not permitted by GAAP and has not been prepared with a view towards complying with Article 11 of Regulation S-X.

(2)
Customer Relationships are the number of residential customers who receive at least one of our television, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile and non-cable customers from Customer Relationships. Customer Relationship additions or losses refer to net organic changes, unless otherwise noted. Inorganic changes during 2014 include the addition of 6,000 cable customers following a small cable acquisition during Q1 and the inclusion of 24,800 small business customers in Q4 as described in footnote 13. Changes in such Customer Relationships post date of initial recognition as an inorganic change are included in organic Customer Relationship additions and losses.

(3)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. The average of our customer relationships is calculated using the number of customer relationships at period end plus the number of customer relationships at the end of each of the 12 preceding months.

For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(4)
Revenue Generating Unit (“RGU”) is separately a residential Television Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Television, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled television, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Some of these subscribers may choose to disconnect after their promotional period. Our December 31, 2014 RGU counts exclude 2,109,400 postpaid mobile subscribers and 943,600 prepaid mobile subscribers that are reported separately. Our mobile subscriber count represents the number of subscriber identification module (“SIM”) cards in service. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted. Inorganic changes during 2014 include the addition of 14,700 RGUs following an acquisition during Q1 and the inclusion of 36,100 RGUs relating to small business customers in Q4 as described in footnote 13.

(5)
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and OCF to reflect the impacts of the push down of acquisition accounting in connection with the Liberty Global Transaction, the alignment to Liberty Global’s accounting policies and a small acquisition which occurred in Q1 2014. The acquisition accounting rebase adjustment relates to the amortisation of a liability arising from the adjustment of a capacity supply contract to its estimated fair value as a result of acquisition accounting. The most significant of the policy alignment adjustments relates to the deferral of certain business contract installation revenue, which had been recognised upon completion of the installations in the Predecessor Period. Under Liberty Global’s accounting policy, £10.2 million and £7.3 million of installation revenue recognised during the Predecessor Period in Q1 2013 and Q2 2013, respectively, would have been deferred.

We have not adjusted the Predecessor Period to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented in the Successor Period. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth rates are not necessarily indicative of the rebased revenue and OCF that would have occurred if the Liberty Global Transaction had occurred on the date assumed for purposes of calculating our rebased amounts, or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

(6)
OCF is the primary measure used by our management to evaluate the company’s performance. OCF is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is revenue less operating and selling, general and administrative expenses (excluding share-based compensation, depreciation and amortisation and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income (loss), net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of OCF to operating income (loss) is presented on page 10.

(7)	Property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing and capital lease arrangements.

(8)
Homes Passed are homes and residential multiple dwelling units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count Homes Passed relating to networks that we do not own and operate (commonly referred to as partner networks, or Off-Net).

(9)	Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services.

(10)
A Television Subscriber is a home or residential multiple dwelling unit that receives our television service over our broadband network. Substantially all of our Television Subscribers receive our service via a digital television signal. Our Television Subscriber base includes customers who pay a monthly fee for the television subscription or TiVo box functionality they receive (Paying TV customers), as well as those that have paid an initial fee to receive a Virgin Media set-top box together with internet and telephony subscriptions who do not pay an incremental recurring fee for our television service.

(11)
An Internet Subscriber is a home or residential multiple dwelling unit that receives internet services over our broadband network. Our Internet Subscribers exclude 89,200 ADSL subscribers that are not serviced over our network (non-cable internet subscribers). We have agreed the sale of our non-cable internet subscribers and we expect the migration of these customers will be completed by April 2015.

(12)
A Telephony Subscriber is a home or residential multiple dwelling unit that receives voice services over our broadband network. Telephony Subscribers exclude Mobile Subscribers. Telephony Subscribers exclude 59,300 subscribers that are not serviced over our network (non-cable telephony subscribers). We have agreed the sale of our non-cable telephony subscribers and we expect the migration of these customers will be completed by April 2015.

(13)	Beginning in Q4 2014, 24,800 small business customers subscribing to 13,800 internet products and 22,300 telephony products have been included as an inorganic increase of SOHO customers and SOHO RGUs in our customer relationship and RGU counts. We have also made an inorganic adjustment of 24,800 to our homes passed and two-way homes passed to reflect the addition of these business premises. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in our RGU and customer counts, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. With the exception of our B2B SOHO subscribers, we generally do not count customers of our B2B services as customers or RGUs for external reporting purposes.

(14)
Average Monthly Revenue per Customer Relationship refers to the average monthly cable subscription revenue per average Customer Relationship, and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(15)
Quad-play penetration represents the number of customers who subscribe to each of our four primary services, television, internet, fixed-line telephony and mobile telephony, divided by customer relationships. Due to the nature of the prepaid mobile business, we do not have information available to identify all of our prepaid customers. Therefore, quad-play customers only include those postpaid and prepaid mobile customers for which we have sufficient information to match these customers with the service address for a premise that receives our cable television, internet and fixed-line telephony services.

(16)
Postpaid Mobile Subscribers represent the number of SIM cards relating to either a mobile service or a mobile broadband contract. Postpaid Mobile Subscribers are considered active if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(17)	Prepaid Mobile Subscribers are considered active if they have made an outbound call or text in the preceding 30 days.

(18)
During Q4 2013, we identified approximately 31,500 Postpaid Mobile Subscribers and 8,400 Prepaid Mobile Subscribers that were incorrectly reflected as active. The adjustments to remove these subscribers from the presentation of Mobile Subscribers have been excluded from the Q4 2013 subscriber activity.

(19)
Our Average Monthly Revenue per Mobile Subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers and is calculated by dividing the average monthly mobile subscription revenue (excluding activation, handset fees for prepaid and installment plan subscribers and late fees) for the indicated period by the average of the opening and closing balances of total mobile subscribers in service for the period. The Average Revenue per Mobile Subscriber calculation that includes interconnect revenue increases the numerator in the above described calculation by the amount of interconnect revenue attributable to our mobile subscribers during the period.

(20)
On March 19, 2014, the U.K. government announced a change in legislation with respect to the charging of Value Added Tax ("VAT") in connection with prompt payment discounts such as those that we offer to our fixed-line telephony customers. The changes, which took effect on May 1, 2014, impacted us and some of our competitors.

(21)
Under Freestyle contractual arrangements, we generally recognise the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in instalments. Revenue associated with the airtime services is recognised as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of Freestyle Contracts in November 2014, handsets were generally provided to customers on a subsidised basis. As a result, revenue associated with the handset was only recognised upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with Freestyle handset revenue are expensed at the point of sale.

(22)
Net third-party debt is defined as total third-party debt including capital lease obligations less cash and cash equivalents. Net third-party debt is not a defined term under US GAAP and may not therefore be comparable with other similarly titled measures reported by other companies.

(23)	Our covenant calculations are based on the last two quarterly accounting periods annualised.

(24)
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue discounts and commitment fees, but excluding the impact of financing costs.